Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – April 24, 2017

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2017 Highlights

•	Quarterly net interest income of $5.9 million, a 3% increase compared to first quarter 2016

•	Strong asset quality – Nonperforming assets were 0.29% of total assets at March 31, 2017

•	Deposit growth – Average deposits increased $15.6 million, or 2%, compared to first quarter 2016

•	Controlled expenses – Noninterest expense was unchanged compared to first quarter 2016

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.52 per share, for the first quarter of 2017, compared to $2.2 million, or $0.60 per share, for the first quarter of 2016.

“Although net earnings decreased compared to the same quarter last year, the Company’s first quarter results reflect an increase in our net interest income and margin, strong asset quality, and controlled expenses” said E. L. Spencer, Jr., President, CEO, and Chairman of the Board. Mr. Spencer continued, “The decrease was primarily due to a large loan recovery that required a negative provision of $600 thousand in the first quarter of 2016.”

Net interest income (tax-equivalent) was $6.2 million for the first quarter of 2017, compared to $6.0 million for the first quarter of 2016. This increase was primarily due to a reduction in interest expense as the Company lowered its deposit costs and repaid higher-cost wholesale funding sources. Average loans were $429.8 million in the first quarter of 2017 compared to $429.5 million in the first quarter of 2016. Average deposits were $742.0 million in the first quarter of 2017, an increase of $15.6 million or 2%, from the first quarter of 2016.

Nonperforming assets were $2.5 million, or 0.29% of total assets, at March 31, 2017, compared to $2.3 million, or 0.28% of total assets, at March 31, 2016. The Company recorded no provision for loan losses in the first quarter of 2017, compared to a negative provision of $0.6 million in the first quarter of 2016. Annualized net charge-offs as a percent of average loans were 0.05% for the first quarter of 2017 compared to annualized net recoveries of 1.01% for the first quarter of 2016. The Company recognized a recovery to the allowance for loan losses of $1.2 million from the payoff of one nonperforming construction and land development loan during the first quarter of 2016.

Noninterest income and expense were $0.8 million and $4.1 million, respectively, for the first quarter of 2017, unchanged from the first quarter of 2016. The Company had an improved efficiency ratio of 58.62% for the first quarter of 2017, compared to 59.96% in the first quarter of 2016.

Income tax expense and the effective tax rate were $0.8 million and 27.50%, respectively, for the first quarter of 2017 unchanged from the first quarter of 2016.

The Company paid cash dividends of $0.23 per share in the first quarter of 2017, an increase of 2.2% from the same period in 2016. At March 31, 2017, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $843 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 3

Financial Highlights (unaudited)
Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2017	2016
Results of Operations
Net interest income (a)	$6,189	$6,019
Less: tax-equivalent adjustment	300	322
Net interest income (GAAP)	5,889	5,697
Noninterest income	836	834
Total revenue	6,725	6,531
Provision for loan losses	—	(600)
Noninterest expense	4,118	4,109
Income tax expense	717	831
Net earnings	$1,890	$2,191

Per share data:
Basic and diluted net earnings	$0.52	$0.60
Cash dividends declared	$0.23	$0.225
Weighted average shares outstanding:
Basic and diluted	3,643,541	3,643,484
Shares outstanding, at period end	3,643,543	3,643,503
Book value	$22.88	$22.75
Common stock price:
High	$33.69	$30.49
Low	30.75	24.56
Period-end	33.00	28.25
To earnings ratio	15.28	x	12.61	x
To book value	144%	124%
Performance ratios:
Return on average equity (annualized)	9.09%	10.82%
Return on average assets (annualized)	0.90%	1.07%
Dividend payout ratio	44.23%	37.50%
Other financial data:
Net interest margin (a)	3.19%	3.12%
Effective income tax rate	27.50%	27.50%
Efficiency ratio (b)	58.62%	59.96%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,318	$1,938
Other real estate owned	152	397
Total nonperforming assets	$2,470	$2,335

Net charge-offs (recoveries)	$55	$(1,085)

Allowance for loan losses as a % of:
Loans	1.07%	1.11%
Nonperforming loans	198%	246%
Nonperforming assets as a % of:
Loans and other real estate owned	0.57%	0.54%
Total assets	0.29%	0.28%
Nonperforming loans as a % of total loans	0.54%	0.45%
Annualized net charge-offs (recoveries) as a % of average loans	0.05%	(1.01)%

Selected average balances:
Securities	$257,894	$237,087
Loans, net of unearned income	429,784	429,528
Total assets	835,679	821,382
Total deposits	742,002	726,354
Long-term debt	3,217	7,217
Total stockholders’ equity	83,191	80,965
Selected period end balances:
Securities	$273,853	$234,109
Loans, net of unearned income	430,553	431,763
Allowance for loan losses	4,588	4,774
Total assets	842,781	833,328
Total deposits	750,302	737,361
Long-term debt	3,217	7,217
Total stockholders’ equity	83,366	82,887
(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports First Quarter Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):
	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2017	2016
Net interest income, as reported (GAAP)	$5,889	$5,697
Tax-equivalent adjustment	300	322

Net interest income (tax-equivalent)	$6,189	$6,019